Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into this 12/4/15, by and between OptimizeRx Corporation, a Nevada Company, hereinafter referred to as “Employer” and James Brooks, hereinafter referred to as the “Employee”.

Recitals

The Employer is engaged in the business of Pharmaceutical and healthcare promotion to physicians and consumers through their electronic platforms and other means and desires James Brooks to serve as the Senior Vice President of Business Development for the company.

IT IS THEREFORE AGREED:

Term of Employment

The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer beginning on January 4, 2016, or as mutually agreed.

Duties of Employee

As Sr. Vice President of Business Development reporting to the CEO, you are an essential member and part of our corporate management that is responsible for expanding our point of care promotional reach within healthcare platforms, including but not limited to electronic health records (EHRs), ePrescribing platforms, patient portals, pharmacy networks, mobile platforms and other meaningful partnerships to maximize our current on demand, rules based proprietary delivery system.

Essential Duties and Responsibilities

●	Responsible for meeting and/or exceeding corporate expansion of active utilizers through new network partners
●	Identify access and close new business relationships to meet or exceed revenue and active utilization objectives
●	Work with other members of the management and technology teams to lead successful collaborations and implementations that optimize our current and new technologies
●	Forging and managing relationships with executive level contacts
●	Delivering excellent presentation skills
●	Dedication and commitment to working individually and as a team to meet the objectives outlined
●	Able to work in a fast-paced, continually evolving environment. Develops annual account action plans that successfully drive incremental programs and sales and insure metrics are being met monthly and quarterly.
●	Tracks and maintains all account activity in the company CRM application
●	Provides input into pricing, positioning and strategy within assigned verticals and markets
●	Assists in development of marketing and promotions of OptimizeRx and its products to network prospects value and integration within targeted platforms
●	Ability to prioritize and monitor utilization of resources to maximize ROI and biggest impact
●	Maintain and expand market expertise on EHRs, pharmacies and other technology platforms
●	Expected travel of 30-40%

Engaging in Other Employment

The Employee shall devote his entire productive time, ability, and attention during the normal business hours required to conduct and achieve the goals of the Employer. The Employee shall not, during the term of this Agreement, directly or indirectly, render any services of a business, commercial, or a professional nature, whether for compensation or otherwise, to any person or organization which competes, directly or indirectly, with the business of the employer, without the prior written consent of the Employer.

Compensation

As compensation for services rendered under this Agreement, the Employee shall be entitled to receive from the Employer a salary of $185,000 per year, payable in semi-monthly installments in which such payment becomes due, prorated for any partial employment period.

Bonus

Based on achieving assigned sales goals and any MBOs, company will pay up to $100,000 per year in bonus, along with a maximum of 300,000 stock options during the first two years of employment based on meeting or exceeding assigned goals.

Employee Benefit Plans

The Employee shall be entitled to participate in any qualified pension plan, qualified profit-sharing plan, medical or dental reimbursement plan, group term life insurance plan, or any other employee benefit plan which is presently existing or which may be established in the future by the Employer. Such right to participation shall be in accordance with the terms of the particular plans involved.

Paid Vacations

The Employee shall immediately have an annual vacation leave of 4 weeks paid vacation. When your third year of service is completed an additional week of vacation will be added. The time for such vacation shall be selected by the Employee, but must be approved by the Employer.

Holidays

Employee shall be entitled to full payment of each holiday of the 9 holidays as identified by Employer. These holidays are:

●	New Years Day
●	Memorial Day
●	Independence Day – 4th of July
●	Labor Day
●	Thanksgiving Day
●	Day after Thanksgiving
●	Christmas Eve
●	Christmas Day
●	(1) Floating Holiday as determined annually by Employer

Paid Sick Leave

The Employee shall be entitled to 3 days per year as sick leave with full pay.

Business Expenses

The Employer, in accordance with the rules and regulations that it may issue from time to time, shall reimburse the Employee for business expenses properly incurred during the performance of his duties.

2

Termination of Employment

“At Will” Employment

Employee’s employment with Employer is “at will.” “At will” is defined as allowing either Employee or Employer to terminate the Agreement at any time, for any reason permitted by law, with or without cause and with or without notice.

COVENANTS

A. Non-Disclosure of Trade Secrets, Customer Lists and Other Proprietary Information

Employee agrees not to use, disclose or communicate, in any manner, proprietary information about Employer, its operations, clientele, or any other proprietary information, that relate to the business of Employer. This includes, but is not limited to, the names of Employer’s customers, its marketing strategies, operations, or any other information of any kind which would be deemed confidential or proprietary information of Employer

To the extent Employee feels that they need to disclose confidential information, they may do so only after being authorized to so do in writing by Employer.

B. Non-Solicitation Covenant

Employee agrees that for a period of one year following termination of employment, for any reason whatsoever, Employee will not solicit customers or clients of Employer. By agreeing to this covenant, Employee acknowledges that their contributions to Employer are unique to Employer’s success and that they have significant access to Employer’s trade secrets and other confidential or proprietary information regarding Employer’s customers or clients.

C. Non-Recruit Covenant

Employee agrees not to recruit any of Employer’s employees for the purpose of any outside business either during or for a period of one year after Employee’s tenure of employment with Employer. Employee agrees that such effort at recruitment also constitutes a violation of the non-solicitation covenant set forth above.

D. Adherence to Employer's Policies, Procedures, Rules and Regulations

Employee agrees to adhere by all of the policies, procedures, rules and regulations set forth by the Employer. These policies, procedures, rules and regulations include, but are not limited to, those set forth within the Employee Handbook, any summary benefit plan descriptions, or any other personnel practices or policies or Employer. To the extent that Employer’s policies, procedures, rules and regulations conflict with the terms of this Agreement, the specific terms of this Agreement will control.

Amendment and Waiver

Any provision of this Agreement may be altered or amended by a written document signed by both parties hereto setting forth such alteration or amendment without affecting the obligations created by the other provisions of this Agreement. The Employer and the Employee agree that the failure to enforce any provision or obligation under this Agreement shall not constitute a waiver thereof or serve as a bar to the subsequent enforcement of such provision or obligation or any other provision or obligation under this Agreement.

Survival of Covenants

This Agreement shall be binding upon any successors or heirs or representatives of the parties hereto. The restrictive covenants and promises of the Employee contained in this Agreement shall survive any termination or rescission of this Agreement unless the Employer executes a written agreement specifically releasing the Employee from such covenants.

Governing Law

This Agreement is to be construed in accordance with the laws of the State of Michigan.

Accepted by Employer:		Accepted by Employee:

/s/ David Harrell	12/7/15	/s/ James Brooks	12/4/15
David Harrell	(Date)	James Brooks	(Date)

3